Exhibit 10.2

STOCK OPTION AWARD NOTICE
to J. Scott Kirby

Pursuant to the United Continental Holdings, Inc.
2017 Incentive Compensation Plan

This Stock Option Award Notice (this “Award Notice”), dated as of December 4, 2019 (the “Grant Date”), sets forth the terms and conditions of an award (the “Award”) to purchase 306,865 shares of common stock, par value $0.01 per share (“Shares”), of United Airlines Holdings, Inc., a Delaware corporation (the “Company”), at a price per Share of $110.21 (the “Exercise Price”), that is subject to the terms and conditions specified herein (the “Option”) and that is granted to J. Scott Kirby (“you”) by the Company under the United Continental Holdings, Inc. 2017 Incentive Compensation Plan (the “Plan”). The Option is not intended to qualify as an “incentive stock option” (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended).

SECTION 1. Award Subject to the Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated into this Award Notice. In the event of any conflict between the terms of the Plan and the terms of this Award Notice, the terms of the Plan shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Notice that are not defined in this Award Notice have the meanings as used or defined in the Plan. As used in this Award Notice, the following terms have the meanings set forth below:

“Cause” shall have the meaning set forth in any employment agreement or severance plan of the Company applicable to you and as in effect on the date hereof.

“Involuntary Termination” shall mean any Termination of Employment by the Company which is not (i) by the Company due to Cause, (ii) due to your resignation, including due to Retirement, or (iii) a result of your death or Disability. If you provide notice of resignation, in no event shall your Termination of Employment be considered an Involuntary Termination by the Company, even if the effective date of termination is accelerated by the Company.

“Retirement” shall mean your Termination of Employment upon having achieved age 50 with 20 years of service with the Company and its Affiliates, age 55 with ten years of service with the Company and its Affiliates, or age 65.

“Vesting Date” means the date on which your rights with respect to all or a portion of the Option may become fully vested and exercisable, as provided in Section 3(a) of this Award Notice.

SECTION 3. Vesting and Exercise. (a) Vesting. On each Vesting Date set forth below, your rights with respect to the number of Shares subject to the portion of the Option that corresponds to such Vesting Date, as specified in the chart below, shall become vested and such Option may be exercised with respect to such Shares, provided that you must be actively employed by the Company or an Affiliate on the relevant Vesting Date, except as otherwise determined by the Committee in its sole discretion; provided further that, in the event of your Termination of Employment (i) by reason of death or Disability or (ii) during the two-year period following a Change of Control if such Termination of Employment constitutes either (A) an Involuntary Termination or (B) if applicable to you, a termination by you for “good reason” under the terms of any employment agreement or Company severance plan applicable to you and as in effect on the date hereof (a “Change of Control Termination of Employment”), then the Option shall immediately become fully vested and immediately exercisable.

Vesting Date	Percentage of Option that Vests	Number of Shares Subject to Option that Vest
May 20, 2023	11%	33,755
May 20, 2024	22%	67,510
May 20, 2025	22%	67,510
May 20, 2026	22%	67,510
May 20, 2027	11%	33,755
May 20, 2028	12%	36,825

(b) Exercise of Option. The Option, to the extent vested, may be exercised, in whole or in part (but for the purchase of whole Shares only), by delivery to the administrator of the Company’s equity compensation programs of (i) a written or electronic notice, complying with the applicable procedures established by the Committee or the Company, stating the number of Shares with respect to which the Option is thereby exercised and (ii) full payment of the aggregate Exercise Price for the Shares with respect to which the Option is thereby exercised, in accordance with Section 3(c) of this Award Notice. The notice shall be signed by you or any other person then entitled to exercise the Option. The Company may also establish procedures for you to provide notice of exercise through a third party administrator. Upon exercise and full payment of the Exercise Price for Shares with respect to which the Option is thereby exercised, the Company shall deliver to you or your legal representative Shares with respect to the portion of the Option that you have exercised and paid.

(c) Payment. No Shares shall be delivered pursuant to the exercise of the Option until payment in full of the aggregate Exercise Price is received by the Company, and you have paid to the Company (or the Company has withheld in accordance with Section 7 of this Award Notice) an amount equal to any Federal, state, local or foreign income and employment taxes required to be withheld. The payment of the aggregate Exercise Price may be made, as elected by you, either (i) in cash, (ii) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate Exercise Price payable pursuant to the Option by reason of such exercise, (iii) by authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom you have submitted an irrevocable notice of exercise or (v) by a combination of (i), (ii) and (iii).

(d) Expiration of Option. Notwithstanding any provision of the Plan or this Award Notice and subject to Section 3(e) below, unless the Committee determines otherwise, in the case of the unexercised portion of the Option that has become vested prior to your Termination of Employment, such unexercised portion of the Option shall expire (i) immediately upon your Termination of Employment for Cause, (ii) one year following your Change of Control Termination of Employment, (iii) three years following your Termination of Employment due to Retirement, (iv) one year following your Termination of Employment due to death or Disability or (v) three months following your Termination of Employment for any other reason; provided that the Option shall automatically expire on the tenth anniversary of the date of this Award Notice (the “Option Term”). For the avoidance of doubt, if the expiration date specified in the immediately preceding sentence is not a business day, then the Option shall expire on the last business day immediately preceding such expiration date.

(e) Automatic Exercise of Option. If the Option is outstanding on the last business day of the Option Term (the “Automatic Exercise Date”) and the Fair Market Value per Share exceeds the Exercise Price by at least $0.50 cents per Share, the Option shall be automatically and without further action by you (or in the event of your death, your personal representative or estate), be exercised on the Automatic Exercise Date. Payment of the aggregate Exercise Price and related taxes shall be made by the Company withholding whole Shares which would otherwise be delivered to you upon exercise of the Option having an aggregate Fair Market Value, determined as of the date of exercise and Tax Date (as applicable), equal to the aggregate Exercise Price and the applicable withholding taxes.

SECTION 4. Forfeiture of Option. Unless the Committee determines otherwise, and except as otherwise provided in Section 3(a) of this Award Notice, if any portion of the Option has not become vested and exercisable prior to your Termination of Employment, your rights with respect to such portion of the Option shall immediately terminate upon your Termination of Employment, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 5. Non-Transferability of Option. Unless otherwise provided by the Committee in its discretion and notwithstanding clause (ii) of Section 10(a) of the Plan, during your lifetime the Option shall be exercisable only by you, or, if permissible under applicable law, by your legal guardian or representative, and the Option (or any rights and obligations thereunder) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance

SECTION 6. Restrictive Covenants. You acknowledge that the Company is engaged in a highly competitive business and that the preservation of its Proprietary or Confidential Information (as defined in Section 6(a) below) to which you have been exposed or acquired, and will continue to be exposed to and acquire, is critical to the Company’s continued business success. You also acknowledge that the Company’s relationships with its business partners (which shall mean companies with whom the Company has corporate volume agreements or other high volume business, preferred vendors/suppliers, and travel distribution channel providers, hereinafter “Business Partners”), are extremely valuable and that, by virtue of your employment with the Company, you have had or may have contact with such Business Partners on behalf of and for the benefit of the Company. As a result, your engaging in or working for or with any business which is directly or indirectly competitive with the Company’s business, given your knowledge of the Company’s Proprietary or Confidential Information, would cause the Company great and irreparable harm if not done in strict compliance with the provisions of this Section 6. You, therefore, acknowledge and agree that in exchange for the Award and/or access to the Company’s Proprietary or Confidential Information you will be bound by, and comply in all respects with, the provisions of this Section 6.

(a) Confidentiality. You shall at all times hold in strict confidence any Proprietary or Confidential Information related to the Company or any of its Affiliates, except that you may disclose such information as required by law, court order, regulation, or similar order or as otherwise provided in Section 6(i) below. For purposes of this Award Notice, the term “Proprietary or Confidential Information” shall mean all non-public information relating to the Company or any of its Affiliates (including but not limited to all marketing, alliance, social media, advertising, and sales plans and strategies; pricing information; financial, advertising, and product development plans and strategies; compensation and incentive programs for employees; alliance agreements, plans, and processes; plans, strategies, and agreements related to the sale of assets; third party provider agreements, relationships, and strategies; business methods and processes used by the Company and its employees; all personally identifiable information regarding Company employees, contractors, and applicants; lists of actual or potential Business Partners; and all other business plans, trade secrets, or financial information of strategic importance to the Company or its Affiliates) that is not generally known in the airline industry, that was learned, discovered, developed, conceived, originated, or prepared during your employment with Company, and the competitive use or disclosure of which would be harmful to the business prospects, financial status, or reputation of the Company or its Affiliates at the time of any disclosure by you. The relationship between you and the Company and its Affiliates is and shall continue to be one in which the Company and its Affiliates repose special trust and confidence in you, and one in which you have and shall have a fiduciary relationship to the Company and its Affiliates. As a result, the Company and its Affiliates shall, in the course of your duties to the Company, entrust you with, and disclose to you, Proprietary or Confidential Information. You recognize that Proprietary or Confidential Information has been developed or acquired, or will be developed or acquired, by the Company and its Affiliates at great expense, is proprietary to the Company and its Affiliates, and is and shall remain the property of the Company and its Affiliates. You acknowledge the confidentiality of Proprietary or Confidential Information and further acknowledge that you could not competently perform your duties and responsibilities in your position with the Company and/or its Affiliates without access to such information. You acknowledge that any use of Proprietary or Confidential Information by persons not in the employ of the Company and its Affiliates would provide such persons with an unfair competitive advantage which they would not have without the knowledge and/or use of the Proprietary or Confidential Information and that this would cause the Company and its Affiliates irreparable harm. You further acknowledge that because of this unfair competitive advantage, and the Company’s and its Affiliates’ legitimate business interests, which include their need to protect their goodwill and the Proprietary or Confidential Information, you have agreed to the post-employment restrictions set forth in this Section 6. Nothing in this Section 6(a) is intended, or shall be construed, to limit the protection of any applicable law or policy of the Company or its Affiliates that relates to the protection of trade secrets or confidential or proprietary information.

(b) Non-Solicitation of Employees. During your employment and for the one-year period following termination of your employment for any reason (the “Coverage Period”), you hereby agree not to, directly or indirectly, solicit, hire, seek to hire, or assist any other person or entity (on your own behalf or on behalf of such other person or entity) in soliciting or hiring any person who is at that time an employee, consultant, independent contractor, representative, or other agent of the Company or any of its Affiliates to perform services for any entity (other than the Company or its Affiliates), or attempt to induce or encourage any such employee to leave the employ of the Company or its Affiliates.

(c) Notice of Intent to Resign. In the event you wish to voluntarily terminate your employment, you agree to provide the Company with four (4) weeks advance written notice (the “Notice Period”) of your intent to do so, and, if you intend or contemplate alternative employment, you also agree to provide the Company with accurate information concerning such alternative employment in sufficient detail to allow the Company to meaningfully exercise its rights under this Section 6. After receipt of such notice, the Company, in its sole, absolute and unreviewable discretion, may (i) require you to continue working during the Notice Period, (ii) relieve you of some or all of your work responsibilities during the Notice Period, or (iii) shorten the Notice Period and make your voluntary termination of employment effective immediately.

(d) Non-Competition.

(i) In return for, among other things, this Award and the Company’s promise to provide the Proprietary or Confidential Information described herein, you agree that during your employment and the Coverage Period, you shall not compete with the Company by providing work, services or any other form of assistance (whether or not for compensation) in any capacity, whether as an employee, consultant, partner, or otherwise, to any Competitor (as defined below) that (1) are the same or similar to the services you provided to the Company or (2) creates the reasonable risk that you will (willfully, inadvertently or inevitably) use or disclose Proprietary or Confidential Information. “Competitor” means any airline or air carrier that operates or does business in any State, territory, or protectorate of the United States in which the Company or an Affiliate does business and/or in any foreign country in which the Company or an Affiliate has an office, station, or branch or conducts business through its worldwide route structure, as of the date of your termination of employment with the Company or any of its Affiliates. You acknowledge that the Company and its Affiliates compete in a world-wide air transportation market that includes passenger transportation and services, air cargo services, repair and maintenance of aircraft and staffing services for third parties, logistics management and consulting, private jet operations and fuel deployment and management, and that the Company’s business plan is international in scope. You agree that, because the Company’s business is global in scope, this restriction is reasonable. You further acknowledge and agree that the restrictions imposed in this paragraph will not prevent you from earning a livelihood.

(ii) Notwithstanding the foregoing, should you consider working for or with any actually, arguably, or potentially competing business following the termination of your employment with the Company or any of its Affiliates and during the Coverage Period, then you agree to provide the Company with two (2) weeks advance written notice of your intent to do so, and also to provide the Company with accurate information concerning the nature of your anticipated job responsibilities in sufficient detail to allow the Company to meaningfully exercise its rights under this paragraph. After receipt of such notice, the Company may then agree, in its sole, absolute, and unreviewable discretion, to waive, modify, or condition its rights under this Section 6. In particular, the Company may agree to modify Section 6(d)(i) if the Company concludes that (1) the work you will be performing for a Competitor is different from the work you were performing during your employment with the Company or any of its Affiliates; and/or (2) there is no reasonable risk that you will (willfully, inadvertently or inevitably) use or disclose Proprietary or Confidential Information.

(iii) Further, notwithstanding the foregoing, you will not be subject to the non-competition obligations of Section 6(d) if the termination of your employment with the Company constitutes an Involuntary Termination or, if applicable to you, termination by you for “good reason” under the terms of any applicable employment agreement or other agreement or Company plan.

(e) Non-Solicitation of Business Partners. You acknowledge that, by virtue of your employment by the Company or its Affiliates, you have gained or will gain knowledge of the identity, characteristics, and preferences of the Company’s Business Partners, among other Proprietary or Confidential Information, and that you would inevitably have to draw on such information if you were to solicit or service the Company’s Business Partners on behalf of a Competitor. Accordingly, during your employment and the Coverage Period, you agree not to, directly or indirectly, solicit the business of or perform any services of the type you performed or sell any products of the type you sold during your employment with the Company for or to actual or prospective Business Partners of the Company (i) as to which you performed services, sold products or as to which employees or persons under your supervision or authority performed such services, or had direct contact, or (ii) as to which you had access to Proprietary or Confidential Information during the course of your employment by the Company, or in any manner encourage or induce any such actual or prospective Business Partner to cease doing business with or in any way interfere with the relationship between the Company and its Affiliates and such actual or prospective Business Partner. You further agree that during your employment and the Covered Period, you will not encourage or assist any Competitor to solicit or service any actual or prospective Business Partners or otherwise seek to encourage or induce any Business Partners to cease doing business with, or reduce the extent of its business dealings with the Company.

(f) Non-Interference. During your employment and the Coverage Period, you agrees that you shall not, directly or indirectly, induce or encourage any Business Partner or other third party, including any provider of goods or services to the Company, to terminate or diminish its business relationship with the Company; nor will you take any other action that could, directly or indirectly, be detrimental to the Company’s relationships with its Business Partners and providers of goods or services or other business affiliates or that could otherwise interfere with the Company’s business.

(g) Non-Disparagement. You agree during and following employment not to make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written, directly or indirectly) that (i) accuses or implies that the Company or its Affiliates engaged in any wrongful, unlawful or improper conduct, whether relating to your employment (or the termination thereof), the business or operations of the Company or its Affiliates, or otherwise; or (ii) disparages, impugns, or in any way reflects adversely upon the business or reputation of the Company or its subsidiaries or Affiliates. Nothing herein will be deemed to preclude you from providing truthful testimony or information pursuant to subpoena, court order, or similar legal process, instituting and pursuing legal action, or engaging in other legally protected speech or other activities as set forth in Section 6(i) below.

(h) Breach. You acknowledge that the restrictions contained in this Award Notice are fair, reasonable, and necessary for the protection of the legitimate business interests of the Company, that the Company will suffer irreparable harm in the event of any actual or threatened breach by you, and that it is difficult to measure in money the damages which will accrue to the Company by reason of a failure by you to perform any of your obligations under this Section 6. Accordingly, if the Company or any of its subsidiaries or Affiliates institutes any action or proceeding to enforce their rights under this Section 6, to the extent permitted by applicable law, you hereby waive the claim or defense that the Company or its Affiliates has an adequate remedy at law, you shall not claim that any such remedy at law exists, and you consent to the entry of a restraining order, preliminary injunction, or other preliminary, provisional, or permanent court order to enforce this Award Notice, and expressly waives any security that might otherwise be required in connection with such relief. You also agree that any request for such relief by the Company shall be in addition and without prejudice to any claim for monetary damages and/or other relief which the Company might elect to assert. In the event you violate any provision of this Section 6, the Company shall be entitled to recover all costs and expenses of enforcement, including reasonable attorneys’ fees, and the time periods set forth above shall be extended for the period of time you remain in violation of the provisions.

(i) Protected Rights. You understand that nothing contained in this Award Notice limits your ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall limit your ability under applicable United States federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(j) Blue Pencil. In the event any of the prohibitions or restrictions set forth in this Section 6 is found by a court or arbitrator of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible.

SECTION 7. Withholding. The delivery of Shares pursuant to Section 3(b) of this Award Notice is conditioned on satisfaction of any applicable withholding taxes in accordance. You may elect to satisfy your obligations to advance the applicable withholding taxes by any of the following means: (i) a cash payment to the Company; (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the applicable withholding taxes; (iii) authorizing the Company to withhold whole Shares which would otherwise be delivered to you upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the applicable withholding taxes; (iv) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom you have submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii). Any fraction of a Share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by you. No Share or certificate representing a Share shall be issued or delivered until the applicable withholding taxes have been satisfied in full.

SECTION 8. Consents. Your rights in respect of the Option are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party record keeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

SECTION 9. Legends. The Company may affix to certificates for Shares issued pursuant to this Award Notice any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 10. Successors and Assigns of the Company. The terms and conditions of this Award Notice shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 11. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made pursuant to the Plan and this Award Notice, and its determinations shall be final, binding and conclusive.

SECTION 12. Amendment of this Award Notice. The provisions of this Award Notice may be amended or waived only by the written agreement of the Company and you.

8